EXHIBIT C




                             STOCKHOLDERS' AGREEMENT

         STOCKHOLDERS' AGREEMENT, dated as of April 30, 1998 (this "Agreement"), by the undersigned stockholders (the "Stockholders") of First Virtual Holdings Incorporated, a Delaware corporation (the "Company"), in favor of SOFTBANK Technology Ventures IV L.P. and SOFTBANK Holdings Inc., a Delaware corporation (collectively, the "Purchasers").


                                    RECITALS

         WHEREAS, concurrently with the execution and delivery of this Agreement, the Purchasers and the Company are entering into a Purchase Agreement (as such agreement may hereafter be amended from time to time, the "Purchase Agreement"), pursuant to which the Company will issue and sell to the Purchasers (the "Stock Sale"), and the Purchasers will purchase from the Company, an aggregate of 10,000,000 shares of Common Stock, par value $0.001 per share ("Common Stock");

         WHEREAS, the Purchase Agreement contemplates that (i) upon purchase by the Purchasers of certain promissory notes of the Company in the aggregate principal amount of $1,200,000 (the "Notes") from the holders thereof, the Purchasers shall have the right to convert such principal amount and all accrued interest thereon into shares of Common Stock at a conversion price of $0.75 per share and (ii) upon the purchase by the Purchaser of outstanding shares of Series A Convertible Preferred Stock pursuant to an option or purchase agreement between the Purchasers and the current holders of such shares, such shares of Series A Convertible Preferred Stock shall be convertible thereafter, into shares of Common Stock at a conversion price of $0.75 per share (the Stock Sale and the issuance of Common Stock upon conversion of the Notes and the Series A Convertible Preferred Stock being herein collectively referred to as the "Stock Issuances").

         WHEREAS, as an inducement and a condition to entering into the Purchase Agreement, the Purchasers have required that the Stockholders agree, and each of the Stockholders has agreed, to enter into this Agreement.


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         NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein the parties hereto hereby agree as follows:

         1.    Definitions. For purposes of this Agreement:

         (a) "Beneficially Own" or "Beneficial Ownership" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a "group" within the meaning of Section 13(d)(3) of the Exchange Act.

         (b) "Person" shall mean an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

         2. Provisions Concerning the Shares. During the period commencing on the date hereof and continuing until the earliest to occur of (i) consumma-tion of the Stock Sale, (ii) termination of the Purchase Agreement in accordance with its terms or (iii) _________, 1998 (such earliest date, the "Expiration Date"), each Stockholder agrees that it shall, at any meeting of stockholders of the Company, however called, or in connection with any written consent of stockholders of the Company, vote (or cause to be voted) the shares (if any) of Common Stock then held of record or Beneficially Owned by such Stockholder, (i) in favor of the Stock Issuances, the execution and delivery by the Company of the Purchase Agreement and the approval of the terms thereof and each of the other actions contemplated by the Purchase Agreement and this Agreement, and any actions required in furtherance thereof and hereof; (ii) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Purchase Agreement; and (iii) except as otherwise agreed to in writing in advance by the Purchasers, against the following actions (other than the Stock Issuances and the transactions contemplated by the Purchase Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its subsidiaries; (B) a


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sale, lease or transfer of all or substantially all of assets of the Company or its subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of the Company or its subsidiaries; (C) any material change in the present capitalization of the Company or any amendment of the Company's Certificate of Incorporation or By-laws which, in the case of the matters referred to in this clause (C) of this Section 2, is intended, or could reasonably be expected, to impede, delay or adversely affect the Stock Issuance and the transactions contemplated by this Agreement and the Purchase Agreement. Each Stockholder agrees that it shall not enter into any agreement or understanding with any person or entity the effect of which would be inconsistent or violative of the provisions and agreements contained in this
Section 2.

         Each Stockholder, in furtherance of the transactions contemplated hereby and by the Purchase Agreement, and in order to secure the performance by of its duties under this Agreement, shall promptly execute and deliver to Purchasers an irrevocable proxy, substantially in the form of Exhibit A hereto, and irrevocably appoint Purchasers or their designees, with full power of substitution, its attorney, agent and proxy to vote (or cause to be voted) or, if applicable, to give consent with respect to, all of the shares of Common Stock Beneficially Owned by such Stockholder as set forth on Schedule I hereto (the "Existing Shares"), together with any shares acquired by such Stockholder in any capacity after the date hereof (together with the Existing Shares, the "Owned Shares") in the manner, and with respect to the matters, set forth above. Each Stockholder acknowledges that the proxy executed and delivered by it shall be coupled with an interest, shall constitute, among other things, an inducement for Purchasers to enter into the Purchase Agreement, shall be irrevocable and binding on any successor in interest of such Stockholder and shall not be terminated by operation of law upon the occurrence of any event, including, without limitation, the death or incapacity of such Stockholder. Such proxy shall operation to revoke and render void any prior proxy as to the shares heretofore granted by such Stockholder. Such proxy shall terminate on the Expiration Date.


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         3.    Covenants, Representations and Warranties of each Stockholder.
Each Stockholder hereby represents and warrants to Purchaser as follows:

         (a) Ownership of Shares. Such Stockholder is the record and Beneficial Owner of such Stockholder's Existing Shares. On the date hereof, such Stockholder's Existing Shares constitute all of the shares of Common Stock owned of record or Beneficially Owned by such Stockholder. Such Stockholder has sole voting power and sole power of disposition with respect to all of such Stockholder's Existing Shares.

         (b) Power; No Conflict. Such Stockholder has the legal capacity, power and authority to enter into and perform all of his obligations under this Agreement. The execution, delivery and performance of this Agreement by such Stockholder will not violate any other agreement to which the Stockholder is a party including, without limitation, any voting agreement, proxy arrangement, pledge agreement, shareholders' agreement or voting trust.

         4. Stop Transfer. Each Stockholder agrees that, prior to the Expiration Date, it shall not request that the Company or any other person register the transfer (by book-entry or otherwise) of any certificate representing any of such Stockholder's Owned Shares, unless such transfer is made in compliance with this Agreement and unless the transferee agrees in writing to be bound by the provisions hereof for the benefit of the Purchasers. In the event of a stock dividend or distribution, or any change in the shares by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Owned Shares" shall include all such stock dividends and distributions and any shares of capital stock into which or for which any or all of such Owned Shares may be changed or exchanged.

         5. Confidentiality. Each Stockholder recognizes that successful consummation of the transactions contemplated by this Agreement may be dependent upon confidentiality with respect to the matters referred to herein. In this connection, pending public disclosure thereof, each Stockholder agrees that it shall not disclose or discuss such matters with anyone not a party to this agreement (other than its counsel and advisors, if any) without the prior written consent of Purchasers, except for filings required pursuant to the Exchange Act and the rules and regulations thereunder or disclosures Stockholder's counsel advises are necessary in


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order to fulfill its obligations imposed by law, in which event such Stockholder shall give notice of such disclosure to Purchasers as promptly as practicable, and in any event prior to the time any such filing or disclosure is made.

         6.    Miscellaneous.

         (a) Modification and Waiver. No amendment or modification of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provisions hereof. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

         (b) Entire Agreement. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof. Any previous agreement or understandings between the parties regarding the subject matter hereof are merged into and superseded by this Agreement.

         (c) Severability. In case any provision in this Agreement (including the Exhibit hereto) shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         (d) Binding Agreement. This Agreement and the obligations hereunder shall attach to the Owned Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Owned Shares shall pass, whether by operation of law or otherwise. Notwithstanding any transfer of Owned Shares, the transferor shall remain liable for the performance of all obligations under this Agreement of the transferor.

         (e) Specific Performance. Each of the Stockholders recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and, therefore, in the event of any such breach, the Purchasers shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable


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relief in addition to any other remedy to which they may be entitled, at law or in equity.

         (F) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE.

         (g) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement.

         IN WITNESS WHEREOF, the Stockholders have caused this Agreement to be duly executed as of the day and year first above written.

STOCKHOLDERS:

Paymentech, Inc.                            Marshall Rose
By: /s/ Philip E. Taken                     By:  /s/ Marshall Rose
Date: 4/29/98                               Date: 98-04-28

First USA Financial                         Einar Stefferud
By: /s/ Stacie Klein                        By: /s/ Einar Stefferud
Date: 4/29/98                               Date: 08 April 1998

G.E. Capital                                Stein Children's Trust
By: /s/ Thomas Crowley                      By:  /s/ June L. Stein*
Date: April 29, 1998                        Date: 4/29/98

The Stein Company, Ltd.                     Lee H. Stein
By: Stein & Stein, Inc.                     By: /s/ Lee H. Stein
By:                                         Date: 4/29/98
By: /s/ June L. Stein

June L. Stein
By: /s/ June L. Stein
Date: 4/29/98

Sybase, Inc.
By: /s/ Robert Epstein
Date: 4/29/98

*As Trustee of the three education trusts for Spencer M. Stein, Skyler M. Stein and Serena G. Stein.


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                                    EXHIBIT A

                                Irrevocable Proxy

         In order to secure the performance of the duties of the undersigned pursuant to the Stockholders' Agreement, dated as of April __, 1998 (the "Stockholders' Agreement"), by the undersigned, and certain other stockholders in favor of SOFTBANK Technology Ventures IV L.P. and SOFTBANK Holdings Inc. (collectively, the "Purchasers"), the undersigned hereby irrevocably appoints Ronald Fisher and Bradley Feld, and each of them, the attorneys, agents and proxies, with full power of substitution in each of them, for the undersigned, and in the name, place and stead of the undersigned, to vote (or cause to be voted) or, if applicable, to give consent, in such manner as each such attorney, agent and proxy or his substitute shall in his sole discretion deem proper to record such vote (or consent) in the manner, and with respect to the matters, set forth in Section 2 of the Stockholders' Agreement with respect to all shares of Common Stock, par value $0.001 per share, of First Virtual Holdings Incorporated, a Delaware corporation (the "Company"), which the undersigned is or may be entitled to vote at any meeting of the Company held after the date hereof, whether annual or special and whether or not an adjourned meeting, or, if applicable, to given written consent with respect thereto. This Proxy is coupled with an interest, shall be irrevocable and binding on any successor in interest of the undersigned and shall not be terminated by operation of law upon the occurrence of any event, including, without limitation, the death or incapacity of the undersigned. This Proxy shall operate to revoke and render void any prior proxy as to the shares of Common Stock heretofore granted by the undersigned. This Proxy shall terminate upon the Expiration Date (as defined in the Stockholders' Agreement).


Dated: _______________________              _________________________


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